UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2012

Vycor Medical, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-149782	20-3369218
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

6401 Congress Ave., Suite 140
Boca Raton, FL.	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 558-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On July 2, 2012, Vycor Medical, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Richard P. Denness (see also Item 5.02, below) to serve as the Company’s Chief Executive Officer (Designate) effective as of July 9, 2012 and to become the Company’s Chief Executive Officer effective August 3, 2012 concurrent with the departure of the Company’s current Chief Executive Officer.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement between the Company and Richard P. Denness dated as of July 2, 2012 attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2012, Kenneth Coviello notified the Company that he was resigning his position as Chief Executive Officer of the Company effective August 3, 2012 (“Departure Date”). Mr. Coviello’s decision to resign was for strictly personal reasons and did not arise or result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. At the same time, Mr. Coviello advised the Company that he will also resign from his position on the Company’s board of directors on or before the Departure Date.

On July 2, 2012, our board of directors appointed Richard P. Denness, age 46, to serve as the Chief Executive Officer of the Company effective the Departure Date of Mr. Coviello and elected Mr. Denness to serve as a director on the Company’s board of directors, effective July 9, 2012 (“Start Date”).

Mr. Denness is a healthcare executive with global experience who has held senior management positions at UCB, Inc., Schwarz Pharma US, Schering-Plough and IVAX Corporation. From 1990-2001 Mr Denness held a series of managerial and sales positions at Schering-Plough, including: Regional Sales Director Southern/Mid-Atlantic US (1999-2001); and General Manager Australia/New Zealand (1997-1999). From 2001-2002 he was Director of Sales, Eastern US for Viropharma. From 2002-2004 Mr. Denness was President, IVAX Laboratories. From 2004-2010 he held a number of senior positions at UCB, Inc. and its subsidiaries, including: Vice President, UCB Managed Markets (2009-2010); Vice President and General Manager, CNS Unit (2004-2009), including CEO of Schwarz Pharma US during its integration into UCB. Mr. Denness holds a BS, Marketing from Missouri State University.

Mr. Denness has no family relationship with any of our executive officers or directors. There are no arrangements or understandings between Mr. Denness and any other person pursuant to which he was appointed as director. There have been no related party transactions in the past two years in which we were or are to be a party, in which Mr. Denness has, or will have, a direct or indirect material interest.

Our board of directors has approved Mr. Denness’ Employment Agreement (see Item 1.01, above) and the compensation for his services set forth therein. Until the Company completes a planned funding and contemporaneous listing on NASDAQ Global Capital Markets (the “Funding Completion”), Mr. Denness will receive a salary $10,000 per month and reimbursement of certain travel and business-related expenses. Following the Funding Completion Mr. Denness will receive a salary of $250,000 per year and will be granted certain stock options described below. In connection with the appointment, the Company has entered into an indemnification agreement with Mr. Denness.

Following the completion of the Funding Completion the Company will grant to Mr. Denness a number of Stock Options (“Options”) equal to 6% of its issued and outstanding common stock immediately prior to the Start Date (inclusive of those shares of common stock issuable upon the conversion of issued and outstanding shares of Series C Preferred Stock).  The Options shall be exercisable for a period of three (3) years from the date of grant at an exercise price of $0.03 per share.  1% of the 6% of the Options will become exercisable upon Funding

Completion. The balance of the Options (i.e. 5% or the “Remaining Options”) will be subject to a vesting schedule whereby equal tranches of one-third (1/3) of the remaining Options shall become exercisable when and only if the following events occur:

•         1/3 of the Remaining Options will become exercisable when the Company achieves profitability on a consolidated Net Income basis (before any dividends but after any interest payments) as reported in its audited financial statements in any given calendar year

•         A further 1/3 of the Remaining Options will become exercisable when the Company achieves a consolidated annual EBITDA of $3,000,000 or more as reported in its audited financial statements in any given calendar year

•         The final 1/3 of the Remaining Options will become exercisable should the Executive remain in the employment of the Company for a period of 3 years from Start Date.

The foregoing description of the terms of employment of Mr. Denness not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company released a press announcement describing the above on July 2, 2012, a copy of which is attached hereto as Exhibit 99.1 and incorporated in its entirety by this reference.

Item 9.01	Financial Statements and Exhibits

(d)             Exhibits

10.1	Employment Agreement with Richard Denness

99.1	Press Release dated July 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 9, 2012

Vycor Medical, Inc.
/s/ David Cantor
By: David Marc Cantor Title: President